LIBERTY STAR GOLD CORP.

2766 N. Country Club Road	Tel: [520] 721-1375
Tucson, Arizona 85716	Fax: [520] 884-1118

April 6, 2004	OTC BB: LBTS
NR 4A

NEWS RELEASE

$ 1 MILLION FINANCING COMPLETED

Further to our news releases of February 3 and March 29,2004, Liberty Star Gold Corp. is pleased to announce the completion of its $1 million USD financing. The Company has issued 1 million restricted common shares to two Investors. As a condition of the subscription, Liberty Star has also agreed to grant piggyback registration rights to the Investors.

The Company has paid all current liabilities including payment of all costs incurred in staking the “Big Chunk” Alaska claims and our initial airborne geophysical activities. Follow-up geotechnical and ground geophysical work is projected to start in mid-May. This work is expected to lead to an extensive drill program about mid field season.

Liberty Star Gold Corp. by

“JAMES A. BRISCOE”
James A. Briscoe, President & CEO

Forward Looking Statements

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements include, among others:

(i)	the inability of the Company to obtain additional financing to fund its planned geological exploration program;
(ii)	the inability of the Company’s planned exploration program to identify commercially exploitable mineralization on the Alaska mineral claims;
(iii)	the cost of completion of the Company’s planned exploration program; and
(iv)	field conditions that prevent or delay our planned work program.

Readers are also cautioned to refer to the risk factors set out in our 10-KSB for the last completed fiscal year as filed with the SEC on Edgar.